Exhibit 99.1

For more information, contact:

Henry Miller	Eric Erickson	Brian Robins
Tel: 484-582-5445	Tel: 484-582-5480	Tel: 646-445-8347
henry.miller@sungard.com	eric.erickson@sungard.com	brian.robins@sungard.com
SunGard Announces Second Quarter 2010 Results
Wayne, PA — August 5, 2010 — SunGard, one of the world’s leading software and technology services companies, today reported results for the second quarter ended June 30, 2010. For the quarter, revenue was $1.30 billion, down 5% year over year, and income from operations was $126 million. Adjusted EBITDA was $354 million, down 1% year over year, and adjusted income from operations was $269 million, down 3% year over year. Excluding the results of one of our trading systems businesses, a broker/dealer, revenue was up 4% and adjusted income from operations was up 5% compared to the same quarter last year. Adjusted EBITDA and adjusted income from operations are defined in Notes 1 and 2 in the Notes attached to this release.
Organic revenue (defined as revenue from businesses owned for at least one year and adjusted for both businesses sold in the previous twelve months and the impact of currency exchange rates) was down 4% year over year in the second quarter. Excluding one of our trading systems businesses, a broker/dealer, organic revenue was up 4% year over year. This broker/dealer revenue was down 64% compared to the prior year due primarily to the industry-wide dynamic by which active trading firms are opting to become broker/dealers and trade on their own behalf. See Note 3 in the Notes attached to this release.
Cristóbal Conde, president and chief executive officer, commented, “We are pleased with our performance in the quarter, particularly the strong showing by our Financial Systems business. Customers are looking to get more mileage out of the systems they already have in place and are prepared to spend on professional services to get more functionality. While we continue to see long sales cycles and pricing pressure, we are seeing bigger transaction sizes and our value message and services-led approach continue to resonate with our customers. Overall, our competitiveness is very strong and we are executing well on the ground.”
For the six months ended June 30, 2010, revenue decreased 6% year over year to $2.55 billion, and income from operations was $200 million. Adjusted EBITDA was $650 million and adjusted income from operations was $486 million for the first six months of 2010. Excluding the broker/dealer business mentioned above, revenue was up 3% and adjusted income from operations was up 1% compared to the first six months of 2009.

Financial Systems revenue decreased 8% year over year to $703 million in the second quarter. Organic revenue decreased 7% year over year. Excluding the broker/dealer business mentioned above, revenue was up 8% and organic revenue was up 10% compared to the second quarter of 2009. License fees were $66 million for the quarter, an increase of $33 million compared to the same quarter of 2009.
Notable deals in the quarter included the following:
•	A leading trust company selected SunGard to provide an integrated wealth management platform that includes SunGard’s Investor’sView, AddVantage and SunGard Global Network.

•	A global investment bank selected SunGard’s Stream GMI as its U.S. clearing and accounting system for exchange-traded derivatives.

•
A leading provider of ultra-low latency direct market access trading technology, risk management solutions and brokerage services chose SunGard’s Valdi Sponsored Access and Valdi Correspondent Clearing Services to support its core operations.

Higher Education revenue, all of which was organic, declined 1% year over year to $131 million in the second quarter. License fees were $10 million for the quarter, an increase of $5 million compared to the prior year.
Notable deals in the quarter included the following:
•	A leading polytechnic institution in Canada selected Banner Digital Campus to provide an integrated suite of administrative solutions.

•	A public university in Oklahoma selected SunGard Higher Education to provide a comprehensive suite of solutions and services.

•	A public university in Delaware expanded its relationship with SunGard Higher Education by outsourcing IT services for managing its Banner Digital Campus.
Public Sector revenue increased 4% year over year to $99 million in the second quarter. Organic revenue increased 5% year over year. License fees were $4 million for the quarter, a decrease of $3 million compared to the same quarter of 2009.
Notable deals in the quarter included the following:
•	A city in Florida selected SunGard Public Sector to provide public safety solutions for computer-aided dispatch, records management and mobile computing.

•	A campus public safety agency for a major state university in Texas selected SunGard to provide technology solutions for dispatch, mobile computing and other needs.

•	A school district in Washington chose SunGard Public Sector to provide a finance and human resources solution.

Availability Services revenue decreased 3% year over year to $365 million in the second quarter. Organic revenue also decreased 3% in the quarter.
Notable deals in the quarter included the following:
•	A global provider of stock transfer and employee equity plan services chose SunGard to provide hosting, recovery solutions, technology migration support and IT consulting services.

•	A leading mutual fund manager selected SunGard for business continuity and data recovery.

•	A leading U.S. discount retailer extended its relationship with SunGard to include advanced recovery solutions and managed recovery services.
Financial Position
At June 30, 2010, total debt was $8.3 billion and cash balances were $729 million. During the six months ended June 30, 2010, the Company generated $247 million in cash flow from operations and invested $148 million in capital expenditures. Beginning this quarter, a statement of cash flows has been included in the quarterly release of financial results.
Conference Call & Webcast
A conference call to review the results is scheduled for today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 90067600. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on August 19, 2010. To listen to the replay, please dial 1-800-642-1687 or 706-645-9291 and enter the conference ID number 90067600. A replay will also be available two hours after the call ends through midnight on August 19, 2010 at www.investorcalendar.com.
About SunGard
SunGard is one of the world’s leading software and technology services companies. SunGard has more than 20,000 employees and serves 25,000 customers in 70 countries. SunGard provides software and processing solutions for financial services, higher education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue exceeding $5 billion, SunGard is ranked 380 on the Fortune 500 and is the largest privately held business software and IT services company. For more information, please visit www.sungard.com.
Trademark Information: SunGard, the SunGard logo, SunGard Global Network, AddVantage, Banner, Investor’sView, Stream GMI and Valdi are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.
Consolidated Statements of Operations
(in millions)
(Unaudited)

	Three Months Ended
	Jun. 30,	Jun. 30,
	2009	2010
Revenue:
Services	$1,242	$1,141
License and resale fees	79	119

Total products and services	1,321	1,260
Reimbursed expenses	48	38

	1,369	1,298

Costs and expenses:
Cost of sales and direct operating	684	592
Sales, marketing and administration	263	286
Product development	85	93
Depreciation and amortization	72	72
Amortization of acquisition-related intangible assets	130	122
Merger costs and other	1	7

	1,235	1,172

Income from operations	134	126
Interest income	—	1
Interest expense and amortization of deferred financing fees	(155)	(160)
Other income	14	14

Loss before income taxes	(7)	(19)
Provision for income taxes	—	(2)

Net loss	$(7)	$(21)

SunGard Data Systems Inc.
Consolidated Statements of Operations
(in millions)
(Unaudited)

	Six Months Ended
	Jun. 30,	Jun. 30,
	2009	2010
Revenue:
Services	$2,489	$2,278
License and resale fees	143	203

Total products and services	2,632	2,481
Reimbursed expenses	72	66

	2,704	2,547

Costs and expenses:
Cost of sales and direct operating	1,370	1,196
Sales, marketing and administration	532	561
Product development	172	189
Depreciation and amortization	141	147
Amortization of acquisition-related intangible assets	254	245
Merger costs and other	1	9

	2,470	2,347

Income from operations	234	200
Interest income	1	1
Interest expense and amortization of deferred financing fees	(306)	(319)
Other income	21	14

Loss before income taxes	(50)	(104)
Benefit from income taxes	9	29

Net loss	$(41)	$(75)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.
Consolidated Condensed Balance Sheets
(in millions)
(Unaudited)

	Dec. 31,	Jun. 30,
	2009	2010
Assets:
Current:
Cash and cash equivalents	$664	$729
Accounts receivable, net	1,136	1,024
Clearing broker assets	332	283
Prepaid expenses and other current assets	211	187

Total current assets	2,343	2,223
Property and equipment, net	925	888
Software products, net	1,020	897
Customer base, net	2,294	2,151
Other assets, net	1,220	1,199
Goodwill	6,178	6,076

Total Assets	$13,980	$13,434

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$64	$54
Accounts payable and accrued expenses	950	818
Clearing broker liabilities	294	251
Deferred revenue	1,040	981

Total current liabilities	2,348	2,104
Long-term debt	8,251	8,220
Deferred income taxes	1,314	1,241

Total liabilities	11,913	11,565
Stockholder’s equity	2,067	1,869

Total Liabilities and Stockholder’s Equity	$13,980	$13,434

SunGard Data Systems Inc.
Consolidated Condensed Statements of Cash Flows
(in millions)
(Unaudited)

	Six Months Ended
	Jun. 30,	Jun. 30,
	2009	2010
Cash flow from operations:
Cash flow from operations	$163	$247

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(12)	(13)
Cash paid for property and equipment and software	(167)	(148)
Other investing activities	3	8

Cash flow used in investment activities	(176)	(153)

Financing activities:
Cash received from other borrowings, net of fees	268	29
Cash used to repay debt	(724)	(35)
Other financing activities	(3)	(4)

Cash flow used in financing activities	(459)	(10)

Effect of exchange rate changes on cash	5	(19)

Increase (decrease) in cash and cash equivalents	(467)	65
Beginning cash and cash equivalents	975	664

Ending cash and cash equivalents	$508	$729

SunGard Data Systems Inc.
Notes to Consolidated Condensed Financial Information (Unaudited)
Note 1. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA
EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization and goodwill impairment. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, which were entered into in August 2005 and our senior notes entered into in September 2008. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

			Last Twelve
	Three Months Ended		Months
	Jun. 30,	Jun. 30,	Jun. 30,
(in millions)	2009	2010	2010
Net loss	$(7)	$(21)	$(1,152)
Interest expense, net	155	159	643
Provision for (benefit from) income taxes	—	2	(93)
Depreciation and amortization	202	194	828
Goodwill impairment charge	—	—	1,126

EBITDA	350	334	1,352

Purchase accounting adjustments	3	2	16
Non-cash charges	7	13	40
Restructuring and other charges	6	16	50
Pro forma expense savings related to acquisitions	1	—	1
Other	(11)	(11)	7

Adjusted EBITDA — senior secured credit facilities, senior notes due 2013 and 2015 and senior subordinated notes due 2015	$356	$354	$1,466

	Six Months Ended
	Jun. 30,	Jun. 30,
(in millions)	2009	2010
Net loss	$(41)	$(75)
Interest expense, net	305	318
Benefit from income taxes	(9)	(29)
Depreciation and amortization	395	392

EBITDA	650	606

Purchase accounting adjustments	8	6
Non-cash charges	17	21
Restructuring and other charges	17	25
Pro forma expense savings related to acquisitions	2	—
Other	(10)	(8)

Adjusted EBITDA — senior secured credit facilities, senior notes due 2013 and 2015 and senior subordinated notes due 2015	$684	$650

SunGard Data Systems Inc.
Notes to Consolidated Condensed Financial Information (Unaudited)
Note 2. Reconciliation of Income from Operations to Adjusted Income from Operations
Adjusted income from operations represents income from operations adjusted for goodwill impairment charges, amortization of acquisition-related intangible assets, merger costs, purchase accounting adjustments for deferred revenue, stock-based compensation expense and management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. Beginning in 2007, the Company began to experience significant revenue growth in one of our trading systems businesses, a broker/dealer business with inherently lower margins than the rest of the financial systems business, and whose revenue is a function of market volatility and customer mix. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations, both including and excluding the broker/dealer business.

	Three Months Ended
	Jun. 30, 2009
	Including		Excluding
	Broker/Dealer	Broker/Dealer	Broker/Dealer
(in millions)	Business	Business	Business
Income from operations	$134	$12	$122

Amortization of acquisition-related intangible assets	130	1	129
Merger costs and other	1	—	1
Purchase accounting adjustments	2	—	2
Stock-based compensation and other costs	9	—	9

Adjusted income from operations	$276	$13	$263

	Three Months Ended
	Jun. 30, 2010
	Including		Excluding
	Broker/Dealer	Broker/Dealer	Broker/Dealer
(in millions)	Business	Business	Business
Income (loss) from operations	$126	$(17)	$143

Amortization of acquisition-related intangible assets	122	1	121
Merger costs and other	7	8	(1)
Purchase accounting adjustments	2	—	2
Stock-based compensation and other costs	12	—	12

Adjusted income (loss) from operations	$269	$(8)	$277

	Six Months Ended
	Jun. 30, 2009
	Including		Excluding
	Broker/Dealer	Broker/Dealer	Broker/Dealer
(in millions)	Business	Business	Business
Income from operations	$234	$23	$211

Amortization of acquisition-related intangible assets	254	2	252
Merger costs and other	1	—	1
Purchase accounting adjustments	7	—	7
Stock-based compensation and other costs	21	—	21

Adjusted income from operations	$517	$25	$492

	Six Months Ended
	Jun. 30, 2010
	Including		Excluding
	Broker/Dealer	Broker/Dealer	Broker/Dealer
(in millions)	Business	Business	Business
Income (loss) from operations	$200	$(23)	$223

Amortization of acquisition-related intangible assets	245	2	243
Merger costs and other	9	8	1
Purchase accounting adjustments	7	—	7
Stock-based compensation and other costs	25	—	25

Adjusted income (loss) from operations	$486	$(13)	$499

SunGard Data Systems Inc.
Notes to Consolidated Condensed Financial Information (Unaudited)
Note 3. Impact of Broker/Dealer on Organic Revenue Growth
The Company defines organic revenue as revenue from businesses owned for at least one year and excluding revenue from businesses sold in the previous twelve months further adjusted to remove the impact of changes in currency exchange rates. When assessing its financial results, the Company focuses on organic revenue because reported revenue is affected by the timing and magnitude of acquisitions, dispositions and currency. Beginning in 2007, the Company began to experience significant revenue growth in one of our trading systems businesses, a broker/dealer business with inherently lower margins than the rest of the financial systems business, and whose revenue is a function of market volatility and customer mix. Reported revenue and organic revenue growth with and without the broker/dealer business for the total Company and Financial Systems for 2008, 2009 and 2010 follows:

		Quarter Ended					Quarter Ended
	2008	Mar-09	Jun-09	Sep-09	Dec-09	2009	Mar-10	Jun-10
Revenue growth as reported:
Total SunGard	14%	3%	1%	-4%	-5%	-2%	-6%	-5%
Financial Systems	23%	8%	8%	-6%	-8%	0%	-11%	-8%
Revenue growth as reported without broker/dealer business:
Total SunGard	8%	-2%	-5%	1%	0%	-1%	3%	4%
Financial Systems	11%	0%	-3%	4%	0%	0%	7%	8%
Organic revenue growth:
Total SunGard	10%	3%	0%	-7%	-7%	-3%	-9%	-4%
Financial Systems	17%	4%	2%	-15%	-10%	-5%	-13%	-7%
Organic revenue growth without broker/dealer business:
Total SunGard	4%	-1%	-6%	-2%	-3%	-3%	0%	4%
Financial Systems	5%	-5%	-10%	-7%	-3%	-6%	4%	10%